Exhibit 10.111

PROPERTY MANAGEMENT SUBCONTRACT

This PROPERTY MANAGEMENT SUBCONTRACT (this “Agreement”) is made and entered into as of the 3rd day of August 2007 (the “Effective Date”), by and between HPT MANAGEMENT SERVICES LP, a Texas limited partnership (the “Manager”), and FRISCO SQUARE DEVELOPMENT, LTD., a Texas limited partnership (the “Subcontractor”).

A.                                   Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation (“BH REIT”), Behringer Harvard Opportunity Op I, LP, a Texas limited partnership (“BH OP”), and Manager have entered into that certain Fourth Amended and Restated Property Management and Leasing Agreement dated as of December 29, 2006 (the “Master Agreement”), pursuant to which BH REIT and BH OP retained Manager to manage and coordinate the leasing of certain properties acquired by BH REIT, BH OP or their Affiliates.

B.                                     Behringer Harvard Frisco Square LP, a Delaware limited partnership or its subsidiary (“Owner”) has acquired the land as more particularly described in Exhibit A attached hereto, together with the office buildings, retail space and related facilities located thereon and being a part of that development commonly known as Frisco Square and located in Frisco, Texas (the “Property”).

C.                                     Owner is an affiliate of BH REIT and BH OP and has retained Manager to manage and coordinate the leasing of the Property in accordance with the terms of the Master Agreement.

D.                                    Manager wishes to subcontract certain of its property management duties under the Master Agreement with respect to the management and operation of the Property to Subcontractor, and Subcontractor agrees to perform such duties and receive the fees and other consideration provided for herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE 1

DEFINITIONS

The following terms have the respective meanings set forth below for all purposes of this Agreement, and the definition of such terms is equally applicable both to the singular and plural forms thereof. Capitalized terms not defined herein shall have the meanings attributed to such terms in the Master Agreement:

1.1                                 “Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

1.2                                 “Budget” has the meaning set forth in Section 3.4 hereof.

1.3                                 “Gross Revenues” means all amounts actually collected, in cash, as rents or other charges for the use and occupancy of the Property, but shall exclude: direct reimbursements for tenant improvement overages; revenues from specialized contract services for parking, telecom, and related services; security deposits (unless the security deposits are applied towards base rent); Lease termination fees; interest; and other investment income of Owner, as well as proceeds received by Owner for a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of the Property.

1.4                                 “Improvements” means buildings, structures, and equipment from time to time located on the Property, as well as all parking and common areas located on the Property.

1.5                                 “Lease” means, unless the context otherwise requires, any lease or sublease of the Property made by Owner as landlord or by its predecessor, covering any portion of the Property.

1.6                                 “Management Fees” has the meaning set forth in Section 6.1 hereof.

1.7                                 “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

1.8                                 “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

ARTICLE 2

APPOINTMENT OF SUBCONTRACTOR;
SUBCONTRACTOR’S DUTIES AND AUTHORITY

2.1                                 Appointment of Subcontractor. Manager hereby engages and retains Subcontractor to perform certain sub-management services in respect of the Property as provided herein, and Subcontractor hereby accepts such engagement, on the terms and conditions hereinafter set forth.

2.2                                 General Duties. Subcontractor shall devote its diligent efforts to performing its duties hereunder to manage, operate, and maintain the Property in a diligent, careful and vigilant manner for the purpose of maximizing the cash flow of the Property. The services of Subcontractor are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in the metropolitan area in which the Property is located. Subcontractor shall make available to Manager the full benefit of the judgment, experience and advice of the members of Subcontractor’s organization and staff with respect to the policies and procedures to be implemented in managing, operating and maintaining the Property.

2.3                                 Specific Duties. Manager hereby delegates, subject to the limitations of the Budget as set forth in Section 3.4 unless otherwise previously approved in writing by Manager or Owner, to Subcontractor the following authority and powers (all of which shall be exercised either in the name of Subcontractor in its capacity as the Property’s property manager, or in the name of Owner entered into by Subcontractor as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters), and Subcontractor’s specific duties shall include the following:

(a)                                  Lease Obligations. Subcontractor shall perform all duties of the landlord under all Leases insofar as such duties relate to the operation, maintenance, and day-to-day management of the Property. Subcontractor shall institute such policies and procedures as Manager shall require (including those policies and procedures necessary for compliance with the Sarbanes-Oxley Act) and maintain a policies and procedures manual approved by Manager (the “Subcontractor Policies and Procedures Manual”). Subcontractor shall also provide or cause to be provided all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to commercial tenants, repairs and maintenance necessary to preserve the Property in its present condition and for the operating efficiency thereof, and cleaning and janitorial service. Subcontractor shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant that is either expressly required under the terms of the Lease of such space or that is customarily provided or made available to commercial tenants. More specifically, Subcontractor shall:

(i)                                     charge tenants all or any of the following, subject to the approval of Owner and Manager and in accordance with the terms of the applicable Lease: a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing or assignment administrative charge and/or broker’s commission; and Subcontractor shall account for such charges and/or commissions to Manager;

(ii)                                  with Manager’s prior written approval, terminate tenancies at the Property and to sign and serve in the name of Owner such notices as are deemed necessary by Subcontractor;

(iii)                               with Manager’s prior written approval, institute and prosecute actions to evict tenants and to recover possession of the Property or portions thereof;

(iv)                              with Manager’s authorization, and in accordance with Subcontractor’s Policies and Procedures Manual (which may be revised from time to time with Manager’s prior written approval), sue for and in the name of Owner and recover rent and other sums due; and to settle, compromise, and release such actions or suits, or reinstate such tenancies. All expenses of litigation, including, but not limited to, attorneys’ fees, filing fees, court costs and other expenses that Subcontractor shall incur in connection with the collecting of rent and other sums, or to recover possession of the Property or any portion thereof, shall be deemed to be an operational expense of the Property. Subcontractor and Manager shall concur on the selection of the attorneys to handle such litigation.

(b)                                 Maintenance. Subcontractor shall cause the Property to be maintained to the standard of similar properties in the metropolitan area in which the Property is located. Subcontractor’s duties and supervision in this respect shall include, without limitation, cleaning (or causing the cleaning of) the interior and exterior of the Improvements and the public common areas of the Property, as well as making and supervising any repairs, alterations, and decoration of the Improvements, subject to and in strict compliance with this Agreement, the Master Agreement, and the Leases. Construction activities undertaken by Subcontractor, if any, will be limited to activities related to the management, operation and maintenance of the Property (e.g., repairs, renovations, and leasehold improvements).

(c)                                  Notice of Violations. Subcontractor shall, promptly upon receipt, forward to Manager all notices of violation or other notices from any governmental authority, board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice(s) as the Subcontractor shall deem appropriate.

(d)                                 Personnel.

(i)                                     Subcontractor shall hire, supervise, discharge, and pay all labor required for the operation and maintenance of the Property, including, but not limited to, on-site personnel, managers, assistant managers, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the Property (provided, however, that neither Owner nor Manager shall be responsible for the salary, bonus, expense or other cost of any off-site supervisor or manager, or for any administrative overhead), including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Property. All actual expenses of such employment (and specifically excluding any “mark-up” of employment expenses) shall be deemed operational expenses of the Property to the extent set forth in an approved Budget or otherwise authorized by this Agreement and shall be proportionate to the amount of time the Property is owned by Owner and the amount of time during such ownership such employee(s) work at or for the Property. Notwithstanding the foregoing, however, in no event shall employee discharge, severance, leave of absence, or similar charges or expenses be deemed to be operational expenses of the Property.

(ii)                                  Subcontractor shall use due care in the selection and supervision of such employees or independent contractors. Notwithstanding any provision herein to the contrary, Manager shall approve in writing each of Subcontractor’s employees or independent contractors assigned to operate and maintain the Property pursuant to this Agreement. Upon the execution of this Agreement and prior to any such employee or independent contractor performing such property management duties, Subcontractor shall provide to Manager a list of potential employees and independent contractors (each, a “Candidate”), together with information relating to each such person, including, but not limited to any background checks, current resumes, and references (“Application Materials”). Within seven (7) days after Subcontractor submits the Application Materials to Manager, Manager shall notify Subcontractor in writing whether Manager approves or disapproves the Candidate. Manager’s approval of any Candidate shall be in Manager’s sole discretion. If Manager disapproves of any Candidate, then Manager shall notify Subcontractor thereof, in which case Subcontractor shall, within seven (7) days after receipt of such notice, solicit additional potential Candidates for Manager’s review and submit the corresponding Application Materials to Manager for its review and approval. Manager shall notify Subcontractor in writing whether it approves of the additional potential Candidate. This process shall be repeated until Manager has approved an additional potential Candidate. In reviewing the qualifications of any Candidate, Manager shall have the right to interview such Candidate during the seven (7)-day period after which Subcontractor submits the Application Materials to Manager.

(iii)                               Subcontractor shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments, at Subcontractor’s expense, of all withholding and other payroll taxes with respect to each of Subcontractor’s employees; provided that the employer portion of payroll taxes for Subcontractor’s employees working on site and exclusively in connection with the Property shall be at the expense of Owner.

(e)                                  Contracts for Services. To the extent Manager has not already entered into such contracts, Subcontractor shall negotiate and enter into contracts, in its capacity as agent for Owner, for all items contemplated by the Budget that have been approved by Owner and Manager; any emergency services or repairs for items not exceeding Five Thousand and No/100 Dollars ($5,000.00); appropriate service agreements and labor agreements for normal operation of the Property, which have terms not to exceed twelve (12) months and contain a thirty (30) day termination option without any penalty therefor (unless such agreements pertain to elevator or utility services, in which event the term may vary with Manager’s prior written approval) and be transferable upon a sale or other conveyance of the Property; and agreements that have terms not to exceed twelve (12) months and be transferable upon a sale or other conveyance of the Property and contain a thirty (30) day termination option without any penalty therefor for all budgeted maintenance, minor alterations, and utility services, including, but not limited to, electricity, gas, fuel, water, steam, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, fuel, oil, maintenance, decorating and legal services in connection with the Leases, and other services as are customarily furnished or rendered in connection with the operation of similar rental property in the metropolitan area in which the Property is located.

(f)                                    Expenses. Subcontractor shall analyze all bills (except to the extent Manager undertakes such analysis) received for services, work and supplies in connection with Subcontractor’s maintenance and operation of the Property, pay all such bills when due, and, if requested by Manager, pay, when due, utility and water charges, sewer rent and assessments, and any other amount payable with respect to the Property, including bills for taxes and insurance. Such payments shall be processed in accordance with the Managing Agent Manual (defined below). All bills shall be paid by Subcontractor within the time required to obtain discounts, if any. Manager may from time to time request that Subcontractor forward certain bills to Manager promptly after receipt, and Subcontractor shall comply with any such request. Subcontractor shall pay all bills, assessments, real property taxes, insurance premiums and any other amount payable with respect to the Property out of the Account (as hereinafter defined). All expenses shall be billed to the Property at net cost (i.e., less all rebates, commissions, discounts and allowances, however designated). Provided that funds in the Account are available or otherwise made available to Subcontractor for such purposes, Subcontractor shall give Manager the benefit of any favorable pricing or discounts available to Subcontractor for goods or services to be obtained from third parties in connection with its services hereunder. Notwithstanding the foregoing, however, if Subcontractor fails to timely submit payment for any bills as set forth in this Section 2.4(f) and incurs a late charge or fee therefor, Subcontractor shall pay such late charge or fee out of Subcontractor’s own funds, and such late charge or fee shall not be disbursed from the Account.

Moreover, Subcontractor shall not contract with or make purchases from Affiliates of Subcontractor without the prior written approval of Manager. Subcontractor may at any time and from time to time request and receive the prior written authorization of Manager of any one or more purchases or other expenditures, notwithstanding that Subcontractor may otherwise be authorized hereunder to make such purchases or expenditures.

(g)                                 Monies Collected. Subcontractor shall, in accordance with all applicable laws and with the policies and procedures set forth in Subcontractor’s Policies and Procedures Manual (which may be revised from time to time with Manager’s prior written approval) regarding the collection of rent and other monies, timely collect all rents, assessments and other monies, including, but not limited to, tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due, in the form of either wire transfers or a check or money order, from tenants and any sums otherwise due Owner with respect to the Property in the ordinary course of business, and deposit such collections in the Account. Upon the request of Manager, Subcontractor shall request, demand, collect and provide receipt for all such rent and other monies and institute legal proceedings in the name of Owner for the collection thereof and for the dispossession of any tenant in default under its Lease.

Subcontractor may endorse any and all checks received in connection with the operation of the Property and drawn to the order of Owner, and Manager shall, upon request, furnish Subcontractor’s depository with an appropriate authorization for Subcontractor to make such endorsement. Subcontractor shall also have the authority to collect and handle tenants’ security deposits, including the right to apply such security deposits to unpaid rent, and to comply, on behalf of Owner, with applicable state or local laws concerning security deposits and interest thereon, if any.

(h)                                 Banking Accommodations. Manager shall establish and maintain separate account(s) (the “Account”) for funds relating to the Property, in a bank determined by Manager, which Account shall be in compliance with lender requirements, if applicable. All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Subcontractor for the account of Owner only as expressly permitted by this Agreement for the purposes of performing the obligations of Subcontractor hereunder. No monies collected by Subcontractor on Owner’s behalf shall be commingled with funds of Subcontractor. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(i)                                     All sums received from rents and other income from the Property shall be promptly deposited by Subcontractor in the Account. Subcontractor shall have the right to designate two (2) or more persons, subject to Manager’s approval, who shall be authorized to draw against the Account, but only for purposes authorized by this Agreement. Except for payments required in the event of an emergency as provided in Section 3.4, any withdrawal by Subcontractor of an amount in excess of the applicable amount provided for in the Budget then in effect shall require Manager’s prior written approval.

(ii)                                  All sums due to Subcontractor hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Property and shall be paid and/or withdrawn by Subcontractor from the Account prior to making any other disbursements therefrom.

(iii)                               Upon instruction by the Manager, Subcontractor shall forward to Manager all monies contained in the Account other than a reserve in an amount designated by Manager and any other amounts otherwise provided in the Budget, which shall remain in the Account.

(i)                                     Controlling Agreements. If Subcontractor is provided with copies of any Articles of Incorporation, Agreements of Limited Partnership, Joint Venture Partnership Agreements, and Operating Agreements, Loan Agreements, Deeds of Trust, mortgage, etc., with respect to Owner, as applicable (the “Controlling Agreements”), Subcontractor shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of the Controlling Agreements.

(j)                                     Signs. Subcontractor, with Manager’s prior written approval, shall place and remove, or cause to be placed and removed, such signs upon the Property as Subcontractor deems appropriate, subject, however, to the terms and conditions of the Leases and to any applicable ordinances and regulations.

2.4                                 Authority of Subcontractor. To the extent that Manager is granted authority to act under the Master Agreement, Manager hereby delegates to Subcontractor such authority as is necessary for Subcontractor to perform its obligations under this Agreement. The foregoing notwithstanding, Subcontractor shall have no authority to enter into on Owner’s or Manager’s behalf, and shall not bind either Owner or Manager with respect to, any transfer or disposition of the Property, any Lease, debt for borrowed money or other obligation or agreement not expressly authorized hereunder.

ARTICLE 3

ACCOUNTING; RECORDS AND REPORTS

3.1                                 Records. Subcontractor shall, in accordance with the accounting policies and procedures set forth in the Behringer Harvard Policies and Procedures Manual for Managing Agents (the “Managing Agent Manual”) (which may be revised from time to time in Manager’s discretion), maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with Subcontractor’s maintenance and operation of the Property. Such records shall be maintained in accordance with Generally Accepted Accounting Principles (“GAAP”). Manager and persons designated by Manager shall at all reasonable times upon not less than five (5) business days prior written notice have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Property and this Agreement, all of which Subcontractor agrees to keep safe, available and separate from any records not pertaining to the Property, at a place recommended by Subcontractor and approved by Manager.

3.2                                 Monthly Reports. On or before the tenth (10th) day after the end of each month during the term of this Agreement, Subcontractor shall prepare and timely deliver to Manager the reports and statements for the Property as set forth in the Managing Agent Manual, as well as a monthly performance report (the “Monthly Performance Report”), in the form attached hereto as Exhibit B as may be revised from time to time in Manager’s discretion. Subcontractor shall also provide reports for other periods (i.e., quarterly or semi-annual reports and/or reforecasts) as reasonably requested by Manager.

3.3                                 Tenant Surveys. No later than thirty (30) days following the actual date that Subcontractor actually assumes management of the Property (the “Management Commencement Date”), Subcontractor will deliver to all tenants a Tenant Survey Form, a copy of which is attached hereto as Exhibit C. Subcontractor shall use its diligent efforts to collect responses from all tenants within sixty (60) days of the Management Commencement Date. Upon the expiration of said sixty (60) days period, Subcontractor shall submit a written report to Manager. The report will benchmark all areas suggested by tenants to be less than satisfactory, having a score of 3 or less, on the Survey Form. Subcontractor will also submit a specific action plan to correct any unsatisfactory areas within a reasonable period of time. Thereafter, Subcontractor will conduct tenant surveys once in any given twelve (12) month period and will provide Manager with results and action plans resulting therefrom.

3.4                                 Budgets. Not later than October 1 (or as otherwise approved by Manager) of each calendar year, Subcontractor shall prepare and submit to Manager for approval an operating Budget and capital Budget with respect to the Property for the calendar year immediately following such submission. The Budgets shall be in the form of the Budget approved by

Manager prior to the date thereof. As often as reasonably necessary during the period covered by any such Budget, Subcontractor may submit to Manager for approval an updated Budget incorporating such changes as shall be necessary to reflect cost over-runs and the like during such period. If Manager does not disapprove any such Budget within sixty (60) days after receipt thereof by Manager, such Budget shall be deemed approved. If Manager shall disapprove any such Budget, it shall so notify Subcontractor within said sixty (60) day period and explain the reasons therefor. If Manager disapproves of any Budget, Subcontractor shall submit a revised Budget within ten (10) days after receipt of the notice of disapproval, and Manager shall have ten (10) days to provide notice to Subcontractor if it disapproves of any such revised Budget. Any such Budget approved by Manager, including any amendments thereto approved by Manager, shall be herein referred to as the “Budget”. Subcontractor will not incur any costs other than those estimated in any Budget, except for:

(a)                                  tenant improvements and real estate commissions required under a Lease and approved by Manager;

(b)                                 maintenance or repair costs under Five Thousand and No/100 Dollars ($5,000.00) per each Property, to a maximum of two and one-half percent (2.5%) of the Budget’s line item for such expense;

(c)                                  costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of the Property, or for the safety of occupants or other persons (or to avoid the suspension of any necessary service of the Property); and

(d)                                 expenditures for real estate taxes and assessments with respect to the Property.

Subcontractor will use its diligent efforts to operate within the approved Budget. Any bonuses paid to employees of Subcontractor (whether or not shown on a budget approved by Manager or Owner) shall always be subject to the specific written approval of Manager immediately prior to the actual payment of such bonuses, and absent such specific written approval Subcontractor shall be responsible for the payment of such bonuses out of Subcontractor’s own funds. Upon expiration or termination of this Agreement, Subcontractor shall be reimbursed only for unused vacation time or other employee benefits owed to an employee that accrued during the term of this Agreement while such employee was dedicated to the Property. Notwithstanding anything to the contrary set forth in this Agreement, if this Agreement is terminated at the request of Subcontractor, then Subcontractor shall pay from its own funds any costs incurred by reason of termination of any of Subcontractor’s employees.

3.5                                 Performance of Accounting Function. Manager and Subcontractor acknowledge that all accounting performed by Subcontractor with respect to the Property shall be done on Subcontractor’s accounting system. Manager may elect upon 90 days written notice to Subcontractor to have all accounting performed by Subcontractor with respect to the property conducted on the computer system of Manager by means of remote access software. In the event Manager makes such election, it will provide the appropriate user access to its computer system and training for Subcontractor’s staff. Such access and training will be provided at no cost to Subcontractor and will be held at the offices of the Manager located in Addison, Texas.

Subcontractor acknowledges that an owner of direct or indirect interests in each Owner is part of a consolidated group whose parent company is a publicly registered entity or that operates in a manner similar to a publicly registered entity, and that it is of utmost importance that Subcontractor perform its accounting functions with respect to the Property in an accurate and timely manner in order to enable such parent company to comply with all of its regulatory and other similar obligations. Notwithstanding anything contained herein to the contrary, in the event that more than two (2) times in any period of twelve (12) consecutive months Subcontractor either (i) causes a material inaccuracy to be present in any financial report prepared by Subcontractor with respect to the Property, or (ii) fails to prepare and deliver to Owner any report required by this Agreement in a timely manner, then Owner or Manager shall have the right at any time thereafter, by written notice to Subcontractor, to relieve Subcontractor of its accounting and reporting duties under this Agreement with respect to such Property. In such event, the Management Fees defined in Section 6.1 shall be reduced by one and one-half percent (1.5%) of Gross Revenues (e.g., if the Management Fees at that time are two and one-half percent (2.5%) of Gross Revenues, the Management Fees would be reduced to equal one percent (1.0%) of Gross Revenues).

(a)                                  Property Data:  “Property Data” shall mean any and all data or other information of any kind in any way relating or pertaining to the Behringer Harvard Programs, its business or its clients (existing or prospective), or any properties, or other assets or proprietary interests of the Behringer Harvard Programs or its clients (existing or prospective), and whether prepared, collected, or otherwise made available by or to Subcontractor in connection with the performance of its obligations under this Agreement or otherwise, except for information described in Section 3.5(c) below.

(b)                                 Safeguarding Property Data:  Subcontractor recognizes that the Property Data is owned by Manager. Thus, Subcontractor shall establish and maintain safeguards consistent with industry standard and reasonably necessary to prevent the destruction, loss, or alteration of any Property Data in the possession of Subcontractor. Such safeguards shall be subject to the reasonable approval of Manager, which approval shall not be unreasonably withheld. Manager agrees to store, maintain and safeguard the Property Data during the term of this Agreement and up to seven (7) years following the expiration or earlier termination of this Agreement. All reasonable costs associated with storing and maintaining the Property Data and related records shall be borne by the Property.

(c)                                  Confidentiality:

(i)                                     Subcontractor acknowledges that some or all of the Property Data may be proprietary and confidential in nature. Subcontractor shall use the Property Data only for purposes of this Agreement and shall not disclose such Property Data to any third party without the prior written consent of Manager.

(ii)                                  Notwithstanding the foregoing, Subcontractor may disclose the Property Data to Subcontractor’s employees, agents, attorneys, consultants, or subcontractors as and to the extent required to perform its obligations under this Agreement, provided that Subcontractor requires such persons to protect the

Property Data and to use the information solely in furtherance of the purposes for which the information was disclosed to Subcontractor.

(iii)                               Subcontractor’s obligations under this Section 3.5 will not apply to information that:  (i) is or becomes generally available to the public without breach by the Subcontractor, or (ii) is independently developed by the Subcontractor without use of the disclosed Property Data.

(iv)                              Subcontractor expressly understands and acknowledges (a) that the Confidential Information may constitute material, non-public information regarding the Behringer Harvard Programs; (b) several of the entities within the Behringer Harvard Programs are publicly-held; (c) that federal and state securities laws forbid a person from purchasing, selling or otherwise engaging in transactions in securities or derivative securities related to securities of a public company while in possession of material, nonpublic information about that company, or communicating such information to another person who may purchase, sell or otherwise engage in transactions in securities or derivative securities related to securities of that public company; and (d) that such laws provide strict penalties (including civil and criminal fines and incarceration) for the violation thereof. Subcontractor agrees not to violate those laws. Subcontractor also agrees to take steps to assure that each person given access through Subcontractor to such Confidential Information is aware of those laws and to take all necessary steps to supervise each person given access to such Confidential Information to assure that such person does not violate those laws.

(v)                                 If Subcontractor receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose the Property Data, Subcontractor shall provide prompt notice to Manager of such demand and, if reasonably practicable, shall afford Manager an opportunity to object to such demand; however, the Subcontractor shall thereafter be permitted to disclose such Property Data to the extent required by law.

(vi)                              Subcontractor may disclose to third parties the existence and general nature of, but not the amounts payable by the Property or Manager to Subcontractor under any of the specific terms of, this Agreement.

(vii)                           Upon termination or expiration of this Agreement, Subcontractor shall return to Manager any and all Confidential Information in Subcontractor’s possession, except to extent the Property Data must be retained or is required for internal record-keeping purposes in compliance with applicable professional standards.

(viii)                        The provisions of this Section 3.5 shall survive the expiration or earlier termination of this Agreement.

(d)                                 Work Product:  Manager and Subcontractor shall each have (jointly, not exclusively) ownership in and to any proprietary tools and methodologies (work product)

created by Subcontractor and/or Manager exclusively in connection with this Agreement. If Subcontractor, in connection with the performance of its obligations under this Agreement, uses any pre-existing software owned or licensed by Subcontractor, such software shall remain the property of Subcontractor (or the licensor, as the case may be), and Manager shall have no proprietary rights therein. Likewise, if Manager, in connection with the performance of its obligations under this Agreement, uses any pre-existing software owned or licensed by Manager, such software shall remain the property of Manager (or the licensor, as the case may be), and Subcontractor shall have no proprietary rights therein. Upon the expiration or earlier termination of this Agreement, Subcontractor shall furnish to Manager, without charge, one (1) master copy of the work product jointly owned by Manager and Subcontractor, including computer software and the documentation developed by Subcontractor relating thereto. Upon written request by one party, Manager and Subcontractor shall in good faith prepare and execute such licensing or other agreements as are necessary or appropriate to effectuate the intent of the foregoing provisions of this Section 3.5(d).

3.6                                 Legal Requirements. Subcontractor shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel. Subcontractor shall be responsible for notifying Manager in the event it receives notice that any Improvement on the Property or any equipment thereon does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. Subcontractor shall promptly forward to Manager any complaints, warnings, notices or summonses received by it relating to such matters. Subcontractor is authorized to disclose the ownership of the Property to any such officials.

In the event it is alleged or charged that any Improvement or any equipment on the Property or any act or failure to act by Owner with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and Subcontractor, in its sole and absolute discretion, considers that the action or position of Owner with respect thereto may result in damage or liability to Subcontractor, Subcontractor shall have the right to cancel this Agreement at any time by written notice to Owner of its election so to do, which cancellation shall be effective upon the service of such notice. Such cancellation shall not release the indemnities of Owner set forth in the Owner Agreement and shall not terminate any liability or obligation of Manager or Owner to Subcontractor for any payment, reimbursement, or other sum of money then due and payable to Subcontractor hereunder.

3.7                                 REIT Requirements. Manager shall not engage in any transaction or arrangement or operate or manage the Property in a manner that would adversely affect the ability of Owner to qualify as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), or would result in Owner holding any assets other than “real estate assets” as defined in Section 856(c)(5)(B) of the Code (“Non-REIT Assets”) or generating income which would not qualify under Section 856(c)(3) and 856(d) of the Code (“Non-REIT Income”). Manager shall take such actions (or refrain from taking such actions) with respect to the Property and the management and other services provided by Manager as are reasonably required to protect Owner’s REIT status or to avoid Owner’s receipt of Non-REIT Income and/or Non-REIT assets (as the case may be).

ARTICLE 4

MASTER AGREEMENT

Master Agreement. This Agreement is subject and subordinate in all respects to the Master Agreement. Subcontractor has received a copy of the Master Agreement and is familiar with the terms thereof. Subcontractor shall perform its duties under this Agreement in accordance with the Master Agreement and will not, by its act or omission to act, cause a default under the Master Agreement. Owner and Manager agree that the Master Agreement will not be modified or amended in any way that adversely affects the rights or obligations of Subcontractor hereunder. Except for termination of the Master Agreement by Owner upon default (as provided in Section 7.1 of the Master Agreement) or with respect to a Property upon the sale or other transfer thereof to an unaffiliated entity, neither Owner nor Manager shall voluntarily terminate the Master Agreement prior to its stated expiration without the prior written consent of Subcontractor. If the Master Agreement is terminated by Owner due to a default by Manager, Manager shall indemnify, defend, exculpate and save Subcontractor harmless from and against all losses, costs and expenses incurred or suffered by Subcontractor as a result of such early termination; provided, however, that if Subcontractor’s willful misconduct, negligence, or unlawful acts causes such default, the foregoing indemnity and exculpation shall not apply.

ARTICLE 5

EXPENSES

5.1                                 Manager’s Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred hereunder by Subcontractor in fulfilling its duties hereunder shall be for the account of and on behalf of Manager. Such costs and expenses shall, subject to the terms contained in this Agreement, include the wages and salaries and other employee-related expenses of all on-site employees of Subcontractor who are engaged in the operation, management, and maintenance or access control of the Property, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of the Property, to the extent set forth in a Budget approved by Manager. All costs and expenses for which Manager is responsible under this Agreement shall be paid by Subcontractor out of the Account. In the event the Account does not contain sufficient funds to pay all said expenses, Manager shall fund all sums necessary to meet such additional costs and expenses prior to delinquency.

5.2                                 Subcontractor’s Expenses. Subcontractor shall, out of its own funds, pay all of its general overhead and administrative expenses and employee-related costs (except as otherwise described in this Agreement as being an operational expense of the Property). Subcontractor shall not enter into any contract with an Affiliate of Subcontractor with respect to any Property without obtaining the prior written consent of Manager.

ARTICLE 6

SUBCONTRACTOR’S COMPENSATION

6.1                                 Management Fees. During the term of this Agreement, Subcontractor shall be entitled to a monthly management fee (the “Management Fee”) in an amount equal to three percent (3.0%) of Gross Revenue for the Project for such month payable monthly in arrears.

6.2                                 Special Leases. Notwithstanding anything contained herein to the contrary, in the event that (a) a Lease that was in effect prior to Owner’s acquisition of a Property limits the reimbursable management fee to an amount less than the Management Fee described in Section 6.1, or (b) any Lease requires Owner to provide only minimal services to the tenant thereunder, then Manager and Subcontractor shall agree in good faith upon the appropriate Management Fee to be paid with respect to that particular Lease, and the Management Fee provided in Section 6.1 will not necessarily be applicable.

6.3                                 Construction Management. Subcontractor shall supervise construction performed by or on behalf of Owner with respect to the Property, including, but not limited to, capital repairs and improvements, major building reconstruction and tenant improvements (collectively, “Construction Work”). Manager will pay (or Owner will pay) Subcontractor a construction supervision fee equal to one and one-half percent (1.5%) of all hard construction costs incurred in connection with such Construction Work, unless tenant improvements merely involve painting, carpeting or re-flooring, for which such improvements Subcontractor shall earn no construction supervision fee. Such fees shall be due and payable to and by Subcontractor as contractors are paid for construction activities.

6.4                                 Audit Adjustment. If any audit of the records, books or accounts relating to the Property discloses an overpayment or underpayment of Management Fees, Manager or Subcontractor shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of Management Fees to Subcontractor for any fiscal year of more than the correct Management Fees for such fiscal year, Subcontractor shall bear the cost of such audit.

6.5                                 Property Management Software. If Owner requires that Subcontractor use property management software other than the current version of the property management software used by Subcontractor on the date hereof, Manager agrees to provide and pay for (or Owner will provide and pay for) all non-standard hardware, initial software and subsequent software upgrades, software conversion costs, annual licensing agreement fees, and initial training, including travel costs, related to such software change. If this Agreement terminates or expires, or if such software is no longer required by Manager, then all such software and licenses shall be and remain the property of Manager (or the licensor, as the case may be), and Subcontractor shall have no proprietary rights thereto, in which case Subcontractor shall return to Manager, within thirty (30) days after such termination, expiration or cessation of use, any and all property management software and related items.

6.6                                 Limitation on Compensation. Notwithstanding anything contained herein to the contrary, in no event shall Manager (or Owner) be obligated to pay Subcontractor compensation under this Article 6 in excess of the compensation that Manager is entitled to receive under Article V of the Master Agreement.

ARTICLE 7

INSURANCE AND INDEMNIFICATION

7.1                                 Property Insurance. Manager shall cause to be placed and kept in force, at Owner’s expense, causes of loss – special form commercial property insurance for the Property that contains coverages and is issued by companies that are acceptable to Manager, in Manager’s sole discretion. Such policy(ies) shall name Owner as the named insured and any mortgagee(s) as loss payee. Policy terms and conditions shall comply with the requirements of the applicable mortgage(s) and Leases affecting the Property.

7.2                                 Personal Property of Subcontractor. Neither Owner nor Manager shall be liable to Subcontractor, its employees, agents, customers or invitees for loss or damage to their personal property and business records located at the Property. Subcontractor shall obtain and keep in full force and effect during the term of this Agreement extended coverage property insurance covering one hundred percent (100%) of the replacement cost of Subcontractor’s personal property. Subcontractor shall procure from its insurers waivers of subrogation with respect to claims against Owner and/or Manager under policies in which Owner and/or Manager is not named an additional insured.

7.3                                 Liability Insurance. Manager shall at all times during the term of this Agreement carry Commercial General Liability (“CGL”) insurance with respect to each Property in an amount of not less than Two Million Dollars and No/100 ($2,000,000.00). Such policy shall be primary and non-contributory over such CGL insurance carried by Subcontractor. Subcontractor shall at all times during the term of this Agreement carry CGL insurance covering the actions taken by Subcontractor in performing its obligations under this Agreement with minimum limits of at least Two Million Dollars and No/100 ($2,000,000.00) issued by an insurance company acceptable to Owner. Owner, Manager and Subcontractor shall be named as an additional insured, respectively, on such policies of each other.

7.4                                 Workers’ Compensation and Employer’s Liability Insurance. Subcontractor shall carry Worker’s Compensation insurance in statutory amounts. In addition, Subcontractor shall carry Employer’s Liability Insurance in not less than the following amounts:

(a)                                  $1,000,000 bodily injury by accident, each accident;

(b)                                 $1,000,000 bodily injury by disease, each employee; and

(c)                                  $1,000,000 bodily injury by disease, policy limit.

7.5                                 Commercial Automobile Liability Insurance. Subcontractor shall carry Automobile Liability Insurance with limits of not less than One Million Dollars ($1,000,000.00) combined single limit. Owner and Manager shall be named as an additional insured on such policy.

7.6                                 Property Managers Professional Liability Insurance. Subcontractor shall carry property manager’s professional liability insurance with limits of not less than One Million Dollars ($1,000,000.00) per claim.

7.7                                 Employee Dishonesty Insurance. Subcontractor shall carry employee dishonesty insurance of not less than One Million Dollars and No/100 ($1,000,000.00) per loss. Such insurance shall include coverage for loss sustained by Owner or Manager resulting from Subcontractor’s employee dishonesty. Owner and Manager shall be named as a loss payee on such policy.

7.8                                 Property Losses. Subcontractor shall promptly investigate and report to Manager and/or Manager’s insurance carrier all claims for damage to the Property. With Manager’s approval, Subcontractor may be authorized to settle claims for damage to the Property up to a maximum of Ten Thousand Dollars and No/100 ($10,000.00), and Subcontractor shall, if so authorized, provide Manager with notice and evidence of such settlements. Property claims in excess of Ten Thousand Dollars and No/100 ($10,000.00) shall, at Manager’s option, be settled by Manager.

7.9                                 Cooperation with Insurers. Subcontractor shall cooperate with and provide reasonable access to the Property to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made. Subcontractor shall use its diligent efforts to comply with all requirements of insurers.

7.10                           Accidents and Claims. Subcontractor shall promptly investigate and shall report in detail to Manager, promptly after Subcontractor obtains knowledge thereof, all accidents, claims for damage relating to ownership, operation or maintenance of the Property, and any damage or destruction to the Property and the estimated costs of repair thereof, and shall prepare for approval by Manager all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Manager within forty-eight (48) hours (or next business-day, if any accident, claim, damage or destruction occurs on a non-business day) of any such accident, claim, damage, or destruction, and shall also be noted in the monthly operating statement delivered to Manager pursuant to Section 3.3. Subcontractor shall assist Manager with Manager’s settlement of any claim against an insurance company arising out of any policy, in executing proofs of loss and adjustments of loss, and in collecting and receiving loss proceeds.

7.11                           Certificates of Insurance. Subcontractor shall provide to Manager a certificate of insurance evidencing that the insurance policies required pursuant to this Article VII are in full force and effect and shall provide to Manager evidence of Subcontractor’s renewal of such insurance policies annually at least twenty (20) days prior to expiration of such policies. Subcontractor shall collect from all tenants of the Property certificates of insurance evidencing the existence of all insurance required by each tenant’s Lease. Subcontractor shall use its best efforts to obtain a new certificate of insurance from each tenant at least twenty (20) days prior to the date on which an insurance policy described in a certificate of insurance previously delivered by the tenant would expire. Subcontractor shall promptly forward to Owner and Manager copies of all certificates of insurance collected, and Subcontractor shall retain the original of each certificate for its tenant file.

7.12                           Contractors and Vendors. Subcontractor shall require that all parties performing work on or with respect to the Property, including, without limitation, contractors, subcontractors, materialmen and service vendors, maintain insurance coverage at such party’s expense, in the following minimum amounts and naming Subcontractor, Owner and Manager as additional insured:

(a)	Worker’s Compensation:	Statutory Amount

(b)	Employer’s Liability:	$1,000,000 bodily injury by accident, each accident;
$1,000,000 bodily injury by disease, each employee;
$1,000,000 bodily injury by disease, policy limit

(c)	Commercial General Liability	$1,000,000 each occurrence;
including Broad Form Endorsement
$2,000,000 general aggregate

(d)	Commercial Automobile	$1,000,000 combined single limit Liability

(e)	Umbrella Liability:	$1,000,000

Subcontractor must obtain Manager’s written permission prior to waiving any of the above insurance requirements. Upon prior notice to Subcontractor, Manager shall have the right to increase the amounts of insurance described above and to require additional insurance. Subcontractor shall obtain and keep on file a certificate of insurance evidencing the existence of the coverages described above prior to permitting any contractor, subcontractor, materialman or vendor to work on the Property.

7.13                           Indemnification.

(a)                                  Subcontractor hereby agrees to indemnify, hold harmless and defend Owner, Manager and all Affiliates of Owner and Manager from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, reasonable attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) that may arise, directly or indirectly, from or in connection with Subcontractor’s negligence, willful misconduct, breach of this Agreement, or any actual or alleged misrepresentations made by Subcontractor or its employees or agents to tenants, prospective tenants, other real estate brokers or other third parties; Subcontractor’s violation of any law or regulation applicable to real estate brokers or sales persons generally; or Subcontractor’s failure to pay any commission it has agreed to pay to a cooperating broker. This indemnity shall survive the termination of this Agreement.

(b)                                 Manager shall indemnify and hold Subcontractor and its stockholders, partners, members, managers, officers, directors, employees, managers, successors and assigns (collectively, the “Indemnified Parties”)  harmless from and against all claims, damages and costs (including, but not limited to, reasonable attorneys’ fees and expenses) arising out of or in connection with the management of the Property and the operation thereof, except for acts of Subcontractor not authorized by this Agreement, Subcontractor’s acts of negligence or willful misconduct, or violations of any law by Subcontractor, its employees and agents (collectively, “Unauthorized Acts”). Subcontractor shall indemnify and hold Owner harmless from and against all claims, damages and costs (including, but not limited to, reasonable attorneys’ fees and expenses) determined to have arisen out of or in connection with Unauthorized Acts. The indemnities contained herein shall survive the termination of this Agreement.

7.14                           Waiver of Subrogation.

(a)                                  Manager agrees to waive all rights of recovery and subrogation rights against Subcontractor, its agents, servants or employees for any loss or damage insured by the insurance described in Section 7.1. This waiver shall apply regardless of whether such insurance is actually procured by Manager, and notification of the existence of this waiver shall be disclosed to Manager’s insurers. This provision shall also apply with respect to any insurance policies presently maintained and substituted hereafter.

(b)                                 Subcontractor agrees to waive all rights of recovery and subrogation rights against Manager, its agents, servants or employees for any loss or damage insured by the insurance described in Sections 7.2, 7.3, 7.4, 7.5, 7.6 and 7.7. This waiver shall apply regardless of whether such insurance is actually procured by Subcontractor, and notification of the existence of this waiver shall be disclosed to Subcontractor’s insurers. This provision shall also apply with respect to any insurance policies presently maintained and substituted hereafter. Within thirty (30) days following the Commencement Date, Subcontractor will provide Manager with a certificate of insurance evidencing all requirements set forth in this section with respect to such Property.

ARTICLE 8

TERM AND TERMINATION

8.1                                 Term. This Agreement shall commence on the date first above written and shall continue for one (1) year, subject to the provisions of Sections 8.2 and 8.3, below. Notwithstanding the foregoing, however, Manager shall have the right to terminate this Agreement, in whole or in part with respect to any Property, without cause for any reason or for no reason upon thirty (30) days prior written notice to Subcontractor to such effect.

8.2                                 Events of Termination. Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, upon the earlier to occur of: (a) the sale of the Property; or (b) the termination or expiration of the Master Agreement governing the management of the Property.

8.3                                 Termination by Subcontractor. Subcontractor shall have the right to terminate this Agreement upon written notice to Manager and Owner upon the occurrence of any of the following events:

(a)                                  Manager or Owner fails in any respect to perform a material obligation under this Agreement (i) within five (5) days after notice of such failure from Subcontractor if the failure involves the payment of money, or (ii) within thirty (30) days after notice of such failure from Subcontractor if the failure involves action other than the payment of money, or longer if Manager or Owner has commenced to cure a non-monetary default within the thirty (30) days period and continues to diligently and continuously prosecute the cure to a favorable conclusion.

(b)                                 Manager or Owner files a petition or case seeking relief under the liquidation provisions of any bankruptcy or other debtor relief laws of the United States or any state or other competent jurisdiction.

(c)                                  The occurrence of an event whereby (i) a petition or case is filed against Manager or Owner seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state or other competent jurisdiction, or (ii) a court of competent jurisdiction enters an order, judgment or decree appointing, without the consent of Manager or Owner, a receiver or a trustee for Manager or Owner, as the case may be, or for all or any part of their respective property, and such petition, order, judgment or decree is not discharged within one hundred eighty (180) days after the entry thereof.

8.4                                 Subcontractor’s Obligations Upon Termination. Upon the termination of this Agreement, Subcontractor shall have the following duties:

(a)                                  Subcontractor shall, within two (2) business days of such termination, deliver to Manager or its designee, all books and records with respect to the Property (including, without limitation, all original Leases) and all keys or combinations to locks then in Subcontractor’s possession.

(b)                                 Subcontractor shall transfer and assign to Manager, or its designee, to the extent assignable, all service contracts and personal property relating to or used in the operation and maintenance of the Property, except personal property paid for and owned by Subcontractor. Subcontractor shall also, for a period of sixty (60) days immediately following the date of such termination, make itself reasonably available to consult with and advise Manager, or its designee, regarding the operation, maintenance, and leasing of the Property at a rate of compensation to be determined.

(c)                                  Subcontractor shall render to Manager an accounting of all funds of Owner in its possession and shall deliver to Manager a statement of all Management Fees claimed to be due to Subcontractor and shall cause the funds of Owner held by Subcontractor relating to the Property to be paid to Manager or its designee. In addition, within thirty (30) days after such termination, Subcontractor shall make a full accounting to Manager for all monies received pursuant to this Agreement for the fiscal year in which termination occurs and shall deliver to Manager all books, records and other documents pertaining to the management, operation and leasing of the applicable Property, including executing and delivering such signature cards and other documentation as may be reasonably requested by Manager to transfer or close, at Manager’s election, all bank accounts established pursuant to the provisions hereto and to transfer any of the Owner’s funds in such accounts to the accounts designated by Manager.

(d)                                 All provisions of this Agreement that require Subcontractor to have insured, or to protect, defend, save, hold harmless and indemnify or to reimburse Owner or Manager shall survive any expiration or termination of this Agreement and, if Owner or Manager are or become involved in any claim, proceeding or litigation by reason of having been Owner or Manager during the term of this Agreement, such provisions shall apply as if this Agreement were still in effect.

8.5                                 Manager’s Obligations Upon Termination. Manager shall pay or reimburse Subcontractor for any sums of money due it under this Agreement for services and expenses through the date of termination of this Agreement. All provisions of this Agreement that require Owner or Manager to have insured, or to protect, defend, save, hold harmless and indemnify or to reimburse Subcontractor shall survive any expiration or termination of this Agreement and, if Subcontractor is or becomes involved in any claim, proceeding or litigation by reason of having been Subcontractor during the term of this Agreement, such provisions shall apply as if this Agreement were still in effect.

ARTICLE 9

MISCELLANEOUS

9.1                                 Treatment Under Texas Margin Tax. Pursuant to the Master Agreement, Manager is a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code in connection with Owner’s ownership and operation of the Property. All amounts paid from Manager to Subcontractor pursuant to this Agreement as Expenses under Section 5.1 or Subcontractor’s Compensation under Article 6 are specified costs incurred by Manager in its conduct of the active trade or business of Owner and are reimbursed by Owner within the meaning of Section 171.1011(m-1) of the Texas Tax Code. In addition, certain amounts paid from Manager to Subcontractor under this Agreement are (i) “flow-though funds” that Manager is mandated by law or fiduciary duty to distribute to other entities, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” in the form of “sales commissions” and “subcontracting payments” that Manager is mandated by contract to distribute to other entities, within the meaning of Section 171.1011(g) of the Texas Tax Code. The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Manager as a “management company” with respect to Owner as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-though funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

9.2                                 Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person (which shall include, but not be limited to, delivery by courier or reputable overnight carrier, e.g. Federal Express) or on the third (3rd) business day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 9.2.

Manager:	HPT Management Services LP
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn: President and Chief Operating Officer

Owner:	Behringer Harvard Holdings, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn: Chief Legal Officer

Subcontractor:	Frisco Square Development, Ltd.
c/o Fairways Equities, LLC
16250 Dallas Parkway, Suite 102
Dallas, Texas 75248
Attn: Cathy Sweeney

Copy to:	Winstead PC
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
Attn: Thomas Helfand, Esq.

9.3                                 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located, without regard to any choice of law rules.

9.4                                 Assignment. Subcontractor may not assign or delegate its duties and rights, either in whole or in part, under this Agreement without the prior written consent of Manager, in its sole discretion. Manager shall have the right, exercised by and upon written notice to Subcontractor, to assign its rights under this Agreement to an Affiliate of Manager. Subject to the foregoing limitations regarding assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Whenever in this Agreement a reference is made to any of the parties hereto, such reference shall be deemed to include a reference to the successors and assigns of such parties.

9.5                                 No Waiver. The failure of Manager, Subcontractor or Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Agreement shall not constitute a waiver thereof for the future.

9.6                                 Amendments. This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

9.7                                 Headings. The headings of the various subdivisions of this Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

9.8                                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.9                                 Entire Agreement. This Agreement contains the entire understanding and all agreements between Manager and Subcontractor respecting the management of the Property. There are no representations, agreements, arrangements or understandings, oral or written, between Manager and Subcontractor relating to the management of the Property that are not fully expressed herein.

9.10                           Disputes. If there shall be a dispute between or among Manager, Subcontractor or Owner relating to this Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees. Any dispute between Owner, Manager, and Subcontractor with respect to the determination of the Management Fees payable with respect to the Property pursuant to this Agreement, shall be submitted for final and binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). Unless the parties otherwise agree, any such arbitration shall be held in the city in which the AAA has an office that is closest to the Property to which the dispute relates, before a single arbitrator selected by the AAA, who is either a licensed real estate broker, MAI appraiser or attorney concentrating his or her practice in commercial real estate matters. The decision of the arbitrator shall be final and binding on the parties and enforceable in any court of competent jurisdiction.

9.11                           Activities of Subcontractor. Subcontractor’s personnel located at any particular Property shall not engage in other activities or business ventures that are in competition with the business of Owner while at the Property except in connection with Subcontractor’s management activity in connection with any other development by Subcontractor on land within Frisco Square.

9.12                           Independent Contractor. Subcontractor shall not be construed as a joint venturer or partner of either Manager or Owner pursuant to this Agreement, and none of such parties shall have the power to bind or obligate the other party except as set forth herein. It is the intent of the parties that: (a) the status of Manager to Owner under the Master Agreement is that of an independent contractor; (b) the status of Subcontractor to Manager under this Agreement is that of an independent contractor; and (c) the status of Subcontractor to Owner is that of an independent subcontractor.

9.13                           No Third-Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 8.4.

9.14                           Documents Required by Lender. In the event that a mortgagee of the Property (a “Mortgagee”) requests that Subcontractor execute a document in connection with a loan to Owner, Subcontractor will respond to such request promptly and will not unreasonably withhold its consent to such document. Without limiting the generality of the preceding sentence, Subcontractor agrees that it will execute and deliver the following documents within five (5) days after request therefore: (a) an agreement that a Mortgagee may terminate this Agreement if a default occurs in respect of the loan secured by the Property; (b) an estoppel certificate certifying that this Agreement is in full force and effect and containing such other certifications as may be reasonably requested; (c) an agreement subordinating this Agreement to any mortgage or deed or trust held by a Mortgagee; and (d) a waiver by Subcontractor of any right to assert a lien against the Property. Subcontractor shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of any mortgage documents in respect of the Property, provided that Subcontractor has been furnished with copies of such mortgage documents.

9.15                           Compliance Amendments. Notwithstanding anything contained herein to the contrary, in the event that legal counsel for Owner reasonably determines that an amendment to this Agreement is necessary or advisable in order for this Agreement to comply with applicable securities laws, the offering documents pertaining to the applicable Behringer Harvard Program or the Statement of Policy Regarding Real Estate Programs of the North American Securities Administrators Association, Inc., effective September 29, 1993, as amended, then Manager and Subcontractor shall, within ten (10) days after request from Owner, execute such an amendment; provided, however, that no such amendment may decrease the compensation to which Subcontractor is entitled hereunder or materially increase Subcontractor’s out-of-pocket expenses, reimbursement rights, liabilities or obligations under this Agreement or alter termination rights hereunder without Subcontractor’s prior written consent.

9.16                           Publicity. Subcontractor shall not reference Owner or any Affiliate of Owner in any of its marketing materials, announcements or press releases without the express written consent of Owner.

9.17                           Specific Performance. The parties acknowledge that damages may be an insufficient remedy in the event of a breach by a party under this Agreement and agree that in the event of any such breach a party shall have the right to equitable remedies, including specific performance and injunctive relief.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Property Management Agreement as of the date first above written.

MANAGER:

HPT MANAGEMENT SERVICES LP

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President

SUBCONTRACTOR:

FRISCO SQUARE DEVELOPMENT, LTD.,
a Texas limited partnership

By:	Fairway FS Development LLC,
a Texas limited liability company

By:	/s/ James C. Leslie
Name:	James C. Leslie
Title:	Mgr of GP

Exhibit A

Owner, Building and Legal Descriptions

TRACT 13 AS SHOWN ON SURVEY PREPARED BY DANA BROWN R.P.L.S. #5336, DATED 06/27/07, LAST REVISED 07/10/07:

BEING a tract of land situated in the W.B. Watkins Survey, Abstract No. 1004, Collin County, Texas, and being all of Lot Fl-10, Block F-l, Frisco Square Phase 2, an addition to the City of Frisco, Texas recorded in Cabinet P, Page 724, Map Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at an X-cut set in concrete at the southeast corner of said Lot Fl-10 at the intersection of the east Right-of-Way line of Coleman Boulevard (114’ Right-of-Way) and the north Right-of-Way line of Frisco Square Boulevard (70.5’ Right-of-Way) as dedicated to the City of Frisco recorded in Cabinet N, Page 690, Map Records, Collin County, Texas,-

THENCE with the east Right-of-Way line of said Coleman Boulevard the following calls: North 07°39’03” West a distance of 23.62 feet to an X-cut set in concrete for corner; North 82°20’57” East a distance of 4.00 feet to an X-cut set in concrete for corner;

North 07°39’03” West a distance of 91.13 feet to an X-cut set in concrete at the northwest corner of said Lot Fl-10;

THENCE with north line of said Lot    Fl-10 the following calls:

North 82°20’57” East a distance of 82.75 feet to an X-cut set in concrete for corner;

South 07°3 9’03” East a distance of 23.75 feet to an X-cut set in concrete for corner;

South 52°39’03” East a distance of 10.61 feet to an X-cut set in concrete for corner;

North 82°20’57” East a distance of 12.20 feet to an X-cut set in concrete for corner;

North 07°39’03” West a distance of 0.75 feet to an X-cut set in concrete for corner;

North 82°20’57” East a distance of 17.34 feet to an X-cut set in concrete for corner;

South 07°39’03” East a distance of 0.75 feet to an X-cut set in concrete for corner;

1

North 82°20’57” East a distance of 15.19 feet to an X-cut set in concrete for corner;

North 07°3 9’03” West a distance of 1.50 feet to an X-cut set in concrete for corner;

North 82°20’57” East a distance of 25.28 feet to an X-cut set in concrete for corner;

South 07°39’03” East a distance of 1.50 feet to an X-cut set in concrete for corner;

North 82°20’57” East a distance of 14.77 feet to an X-cut set in concrete for corner; North 07°3 9’03” West a distance of 0.75 feet to an X-cut set in concrete for corner;

North 82°20’57” East a distance of 17.08 feet to an X-cut set in concrete for corner in the west line of future Lot 8, Block F-l;

THENCE South 07°39’03” East with the west line of said future Lot 8, Block F-l a distance of 81.75 feet to a pk nail set in concrete for corner in the north Right-of-Way line of said Frisco Square Boulevard;

THENCE with the north Right-of-Way line of said Frisco Square Boulevard the following calls:

South 82°20’57” West a distance of 31.85 feet to a point for corner,-South 07°3 9’03” East a distance of 2.50 feet to an X-cut set in concrete for corner; South 82°20’57” West a distance of 25.28 feet to an X-cut set in concrete for corner; North 07°39’03” West a distance of 2.50 feet to an X-cut set in concrete for corner; South 82°20’57” West a distance of 29.25 feet to an X-cut set in concrete for corner; South 07°39’03” East a distance of 2.50 feet to an X-cut set in concrete for corner; South 82°20’57” West a distance of 19.33 feet to an X-cut set in concrete for corner; North 07°39’03” West a distance of 2.50 feet to an X-cut set in concrete for corner; South 82°20’57” West a distance of 67.33 feet to X-cut set in concrete for corner; South 07°39’03” East a distance of 2.50 feet to X-cut set in concrete for corner;

South 82°20’57” West a distance of 23.08 feet to the POINT OF BEGINNING and containing 0.4245 acre of land.

TRACT 7 AS SHOWN ON SURVEY PREPARED BY DANA BROWN R.P.L.S. #5336, DATED 06/27/07, LAST REVISED 07/10/07:

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BEING a tract of land situated in the W.B. Watkins Survey, Abstract No. 1004, Collin County, Texas, and being all of Lot Fl-1, Block F-l, Frisco Square Phase 2, an addition to the City of Frisco, Texas recorded in Cabinet P, Page 724, Map Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at a 5/8” iron rod with red cap marked KHA set at the corner clip intersection of the south Right-of-Way line of Main Street (variable width Right-of-Way) and the most easterly northeast corner of Coleman Boulevard (114’ Right-of-Way) as dedicated to the City of Frisco recorded in Cabinet N, Page 690, Map Records, Collin County, Texas;

THENCE North 85°05’00” East with the south Right-of-Way line of said Main Street a distance of 190.04 feet to a 5/8” iron rod with red cap marked KHA set for corner;

THENCE South 04°55’00” East departing the south Right-of-Way line of said Main Street a distance of 96.67 feet to a 5/8” iron rod with red cap marked KHA set for corner, said point being an inner ell corner in the north line of Lot Fl-11 of said Frisco Square Phase 2;

THENCE with the north line of said Lot Fl-11 the following calls:

South 85°05’00” West a distance of 112.09 feet to a 5/8” iron rod with red cap marked KHA set for corner;

South 07°39’03” East a distance of 14.21 feet to a 5/8” iron rod with red cap marked KHA set for corner;

South 82°20’57” West a distance of 85.74 feet to a 5/8” iron rod with red cap marked KHA set for corner in the east Right-of-Way line of said Coleman Boulevard;

THENCE with the east Right-of-Way line of said Coleman Boulevard the following calls:

North 07°39’03” West a distance of 102.58 feet to a 5/8” iron rod with red cap marked KHA set for corner;

North 38°42’59” East a distance of 17.25 feet to the POINT OF BEGINNING and containing 0.4746 acre of land.

WITH RESPECT TO THE FIRST FLOOR RETAIL SPACE ONLY, TRACT 11/LOT F1-11 AS SHOWN ON SURVEY PREPARED BY DANA BROWN R.P.L.S. #5336, DATED 06/27/07, LAST REVISED 07/10/07:

BEING a tract of land situated in the W.B. Watkins Survey, Abstract No. 1004, Collin County, Texas, and being all of Lot Fl-11, Block F-l, Frisco Square Phase 2, an addition to the City of Frisco, Texas recorded in Cabinet P, Page 724, Map Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at an X-cut set in concrete at the northwest corner of said Lot Fl-11 in the east Right-of-Way line of Coleman Boulevard (114’ Right-of-Way) as dedicated to the City of Frisco recorded in Cabinet N, Page 690, Map Records, Collin County, Texas;

THENCE North 82°20’57” East a distance of 82.97 feet to an X-cut set in concrete for corner;

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THENCE South 07°39’03” East a distance of 5.50 feet to an X-cut set in concrete for corner;

THENCE North 82°20’57” East a distance of 71.70 feet to a 5/8” iron rod with red cap marked KHA set for corner;

THENCE South 07°39’03” East a distance of 280.50 feet to a 5/8” iron rod with red cap marked KHA set for corner;

THENCE South 82°20’57” West a distance of 71.70 feet to an X-cut set in concrete for corner;

THENCE South 07°39’03” East a distance of 4.84 feet to an X-cut set in concrete for corner;

THENCE South 82°20’57” West a distance of 82.97 feet to an X-cut set in concrete for corner in the east Right-of-Way line of said Coleman Boulevard;

THENCE North 07°39’03” West with the east Right-of-Way line of said Coleman Boulevard a distance of 290.84 feet to the POINT OF BEGINNING and containing 1.0157 acres of land.

WITH RESPECT TO THE FIRST FLOOR RETAIL SPACE ONLY, TRACT 11/LOT B1-6 AS SHOWN ON SURVEY PREPARED BY DANA BROWN R.P.L.S. #5336, DATED 06/27/07, LAST REVISED 07/10/07:

BEING a tract of land situated in the W.B. Watkins Survey, Abstract No. 1004, Collin County, Texas, and being all of Lot Bl-6, Block. B-l, Frisco Square Phase 2, an addition to the City of Frisco, Texas recorded in Cabinet P, Page 724, Map Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at an X-cut set in concrete at the northeast corner of said Lot Bl-6 in the west Right-of-Way line of Coleman Boulevard (114’ Right-of-Way) as dedicated to the City of Frisco recorded in Cabinet N, Page 690, Map Records, Collin County, Texas;

THENCE South 07°39’03” East with the west Right-of-Way line of said Coleman Boulevard a distance of 290.84 feet to an X-cut set in concrete for corner;

THENCE South 82°20’57” West departing the west Right-of-Way line of said Coleman Boulevard a distance of 82.97 feet to an X-cut set in concrete for corner;

THENCE North 07°39’03” West a distance of 4.84 feet to an X-cut set in concrete for corner;

THENCE South 82°20’57” West a distance of 71.70 feet to a 5/8” iron rod with red cap marked KHA set for corner;

THENCE North 07°39’03” West a distance of 280.50 feet to a 5/8” iron rod with red cap marked KHA set for corner;

THENCE North 82°20’57” East a distance of 71.70 feet to an X-cut set in concrete for corner;

THENCE North 07°39’03” West a distance of 5.50 feet to an X-cut set in concrete for corner;

THENCE North 82°20’57” East a distance of 82.97 feet to the POINT OF BEGINNING and containing 1.0157 acres of land.

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Exhibit B

Monthly Performance Report

(See attached.)

1

Exhibit C

Tenant Survey Form

(See attached.)

1